Exhibit 12.1
AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014 (1)	Year Ended December 31, 2013 (1)	Year Ended December 31, 2012 (1)
Income from continuing operations before cumulative effect of change in accounting principle	$1,034,013	$743,216	$668,516	$57,827	$250,431

(Plus):
Equity in income of unconsolidated entities, net of distributions received	60,103	84,764	71,781	74,575	11,170
Amortization of capitalized interest (2)	27,779	25,150	22,489	20,157	17,929

Earnings before fixed charges	1,121,895	853,130	762,786	152,559	279,530

(Plus) Fixed charges:
Portion of rents representative of the interest factor	8,483	7,790	7,504	7,112	6,873
Interest expense	187,510	175,615	180,618	172,402	136,920
Interest capitalized	78,872	79,834	69,961	66,838	49,556
Preferred dividend	—	—	—	—	—

Total fixed charges (3)	274,865	263,239	258,083	246,352	193,349

(Less):
Interest capitalized	78,872	79,834	69,961	66,838	49,556
Preferred dividend	—	—	—	—	—
Noncontrolling interest in income of a subsidiary that has not incurred fixed charges	—	—	14,132	—	—

Earnings (4)	$1,317,888	$1,036,535	$936,776	$332,073	$423,323

Ratio (4 divided by 3)	4.79	3.94	3.63	1.35	2.19

AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO FIXED CHARGES

	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014 (1)	Year Ended December 31, 2013 (1)	Year Ended December 31, 2012 (1)
Income from continuing operations before cumulative effect of change in accounting principle	$1,034,013	$743,216	$668,516	$57,827	$250,431

(Plus):
Equity in income of unconsolidated entities, net of distributions received	60,103	84,764	71,781	74,575	11,170
Amortization of capitalized interest (2)	27,779	25,150	22,489	20,157	17,929

Earnings before fixed charges	1,121,895	853,130	762,786	152,559	279,530

(Plus) Fixed charges:
Portion of rents representative of the interest factor	8,483	7,790	7,504	7,112	6,873
Interest expense	187,510	175,615	180,618	172,402	136,920
Interest capitalized	78,872	79,834	69,961	66,838	49,556

Total fixed charges (3)	274,865	263,239	258,083	246,352	193,349

(Less):
Interest capitalized	78,872	79,834	69,961	66,838	49,556
Noncontrolling interest in income of a subsidiary that has not incurred fixed charges	—	—	14,132	—	—

Earnings (4)	$1,317,888	$1,036,535	$936,776	$332,073	$423,323

Ratio (4 divided by 3)	4.79	3.94	3.63	1.35	2.19

(1)	The results of operations for 2012 through 2014 have been adjusted to remove the Company's earnings classified as discontinued operations.

(2)
Represents an estimate of capitalized interest costs based on the Company’s established depreciation policy and an analysis of interest costs capitalized since 1998 (the year in which AvalonBay was formed).